Exhibit 99.1

Sonic Automotive, Inc. Reaffirms Full Year Guidance

Q3 2012 Adjusted Continuing Ops. Diluted EPS Growth of 18%

CHARLOTTE, N.C. – October 12, 2012 – Sonic Automotive, Inc. (NYSE: SAH), one of the nation’s largest automotive retailers, today reported it is reaffirming its full year guidance for adjusted diluted earnings per share from continuing operations to be between $1.65 and $1.70. Excluded from this range are costs associated with retiring its outstanding 5.0% Convertible Senior Notes due 2029 (“5% Notes”) and tax benefits related to the settlement of certain tax matters in the second and third quarters of 2012 which total a net charge of $0.16 per diluted share. This range of expected adjusted diluted earnings per share supersedes the previously communicated expected range of $1.62 to $1.70. On an unadjusted basis, full year guidance for diluted earnings per share from continuing operations is expected to be between $1.49 and $1.54.

Sonic anticipates announcing in its earnings release scheduled for October 23rd, 2012 adjusted earnings per share from continuing operations of $0.40, in line with the company’s expectations. These results were driven by double-digit retail volume growth and improved cost performance. Adjusted earnings per share from continuing operations of $0.40 excludes the effect of a pre-tax charge of $18.5 million, or $0.19 per diluted share, related to costs associated with retiring its 5% Notes in the third quarter of 2012.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 500 company based in Charlotte, N.C., is one of the nation’s largest automotive retailers. Sonic can be reached on the web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements with respect to anticipated growth in new vehicle sales, and future success and impacts from the implementation of our strategic initiatives. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions in the markets in which we operate, new and used vehicle industry sales volume, the success of our operational strategies, the rate and timing of overall economic recovery or decline, and the risk factors described in the Company’s annual report on Form 10-K for the year ending December 31, 2011 and quarterly report on Form 10-Q for the period ended June 30, 2012. The Company does not undertake any obligation to update forward-looking information.